Exhibit 10(e)

CBS RETIREMENT EXCESS PENSION PLAN

PART B - AMENDMENT AND RESTATEMENT AS OF JANUARY 1, 2012

Section 1.  Purpose.

The purpose of this CBS Retirement Excess Pension Plan (the “Plan”) is to provide for the payment of certain pension and pension-related benefits to certain key employees of CBS Corporation (the “Company”) and its subsidiaries so that the total pension and pension-related benefits of such employees can be determined without regard to certain benefit limitations imposed on the Qualified Plan by Code Sections 401(a)(17) and 415, the Employee Retirement Income Security Act of 1974, and related legislation.

Section 2.  Amendment and Restatement and Grandfathered Status of Benefits Accrued Prior to January 1, 2005.

A.                                Plan History and Adoption of Part B of the Plan.  The Plan was amended and restated, effective as of January 1, 2009, by the adoption of Part B of the Plan, in order to comply with the documentation requirements of Code Section 409A.  The provisions of Part B apply to any portion of a Participant’s benefit that is considered to have been Deferred on or after January 1, 2005. Part B of the Plan is intended to meet all of the requirements of Code Section 409A, so that Participants will be eligible to defer the receipt of, and the liability for the federal income tax with respect to, certain items of compensation from one year to a later year in accordance with the provisions of applicable law and the provisions of the Plan. With respect to the period commencing January 1, 2005 and ending December 31, 2008 and with respect to the portion of a Participant’s benefit that is considered to have been Deferred during the 2005, 2006, 2007 or 2008 calendar year, the Plan was administered in accordance with a reasonable, good faith interpretation of Code Section 409A, Treasury Regulations, IRS Notices and other guidance issued thereunder, and such interpretation shall govern the rights of a Participant with respect to that period of time.

B.                                 Grandfathered Status of Benefits Deferred Prior to January 1, 2005.  Part A of the Plan, consisting of the original Plan and the amendments made prior to October 3, 2004, continues to apply to a Participant’s benefit or any portion thereof that is considered to have been Deferred under the Plan prior to January 1, 2005 (the “Section 409A Grandfathered Benefit”), in accordance with the terms of those documents in effect from time to time prior to October 3, 2004.  The Section 409A Grandfathered Benefit shall continue to be governed by the law applicable to nonqualified deferred compensation prior to the codification of Code Section 409A.

C.                                 2012 Amendment and Restatement.  This amendment and restatement of Part B of the Plan is effective as of January 1, 2012.  The provisions of this amended and restated Part B continue to apply to any portion of a Participant’s benefit that is considered to have been Deferred on or after January 1, 2005.

Section 3.  Definitions.

Unless the context clearly indicates otherwise, the following terms when used in this Plan with initial capital letters shall have the following meanings:

A.                                The term “Actuarial Equivalent” or “Actuarially Equivalent” means, with respect to a Plan Benefit, or any portion thereof, an amount of equivalent value determined on such actuarial basis as the Committee, in its sole discretion, shall determine is reasonable and appropriate and which shall be applied by the Committee in a uniform and consistent manner; provided, however, that the Committee shall apply such factors and assumptions as are necessary to ensure that the Optional Forms described in Section 7.C. are actuarially equivalent life annuities for purposes of Code Section 409A and Treas. Reg. § 1.409A-2(b)(2)(ii) (or any successor provision).

B.                                 The term “Aggregate Benefit” has the meaning provided in Section 7.D.

C.                                 The term “Beneficiary” means the beneficiary designated under this Part B of the Plan to receive benefits upon the death of the Participant.  A Participant’s Beneficiary will be determined pursuant to the terms of the Qualified Plan as in effect at the time of his or her death, unless the Committee authorizes specific beneficiary designations for the Participant’s Post-2004 Plan Benefit and the Participant makes such a designation prior to his or her death.

D.                                The term “Benefit Commencement Date” means the later of (i) the first day of the month immediately following the Participant’s Separation from Service and (ii) the first day of the month coincident with or next following the Participant’s attainment of age 55, except as set forth in Section 7.A(ii) and subject to any Transition Election or Subsequent Payment Election made by the Participant.

E.                                  The term “Cash Balance Plan” has the meaning provided in Section 6.C.(ii).

F.                                   The term “Code” means the Internal Revenue Code of 1986, as amended.

G.                                The term “Committee” means the CBS Retirement Committee or any successor thereto.

H.                                The term “Company” has the meaning provided in Section 1.

I.                                      The term “Compensation” has the meaning provided in Section 6.

J.                                      The term “Deferred” means that an amount is considered to be deferred within the meaning of Treas. Regs. § 1.409A-6(a)(2) and § 1.409A-6(a)(3).

K.                                The term “Employee” means an employee of the Employer.

L.                                  The term “Employer” means the Company and its subsidiaries and affiliates that participate in the Plan.

M.                              The term “New Viacom Pension Plan” means the plan established by the new Viacom Inc. for its employees who were participants in the former Viacom Pension Plan.

N.                                The term “New Viacom Excess Pension Plan” means the plan established by the new Viacom Inc. for its employees who were participants in the former Viacom Excess Pension Plan.

O.                                The term “Normal Retirement Date” has the meaning given such term under the Qualified Plan.

P.                                   The term “Optional Forms” has the meaning provided in Section 7.C.

Q.                                The term “Participant” has the meaning provided in Section 5.A.

R.                                 The term “Plan” means the CBS Retirement Excess Pension Plan, as in effect from time to time.  Part A of the Plan, which is attached hereto and made a part hereof, shall apply to any portion of a Participant’s Plan Benefit that was Deferred prior to January 1, 2005.  Part B of the Plan is set forth herein and shall apply to any portion of a Participant’s Plan Benefit that is Deferred on or after January 1, 2005.

S.                                   The term “Plan Benefit” has the meaning provided in Section 6.A.

T.                                   The term “Post-2004 Plan Benefit” means any portion of a Participant’s Plan Benefit that was Deferred after December 31, 2004.

U.                                The term “Pre-Retirement Death Benefit” means the benefit described in Section 7.F.(i).

V.                                The term “Qualified Plan” means the CBS Retirement Plan.

W.                             The term “Same Sex Domestic Partner” has the meaning provided in the Qualified Plan.

X.                                The term “Section 409A Grandfathered Benefit” has the meaning provided in Section 2.B.

Y.                                The term “Separation from Service” means the condition that exists when an Employee who is a Participant in the Plan and the Employer reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services that the Employee will perform after such date (whether as an Employee or an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Employee has been providing services to the Employer for less than 36 months).  For purposes of this Section 3.Y, for periods during which an Employee is on a paid bona fide leave of absence and has not otherwise experienced a Separation from Service, the Employee is treated as providing bona fide services at the level equal to the level of services that the Employee would have been required to perform to receive the compensation paid with respect to such leave of absence.  Periods during which an Employee is on an unpaid bona fide leave of absence and has not otherwise experienced a Separation from Service are disregarded for purposes of this Section 3.Y (including for purposes of determining the applicable 36-month (or shorter) period).  For purposes of this Section 3.Y, the Employer shall be considered to include all members of the controlled group of corporations which includes the Company; provided, however, that in applying Code Section 414(b), the phrase “at least 50 percent” shall be substituted for “at least 80 percent”; and in applying Code Section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent.”  Separation from Service shall be determined on the basis of the modifications described in Treas. Reg. § 1.409A-1(h)(3) (or any successor regulation) as defined in Code Section 409A and the regulations or other guidance issued thereunder.

Z.                                  The term “Subsequent Payment Election” has the meaning provided in Section 7.B.

AA.                    The term “Transition Election” means a Participant’s election made on or before December 31, 2008 in accordance with IRS Notice 2007-86 and other applicable guidance under Code Section 409A to designate the time at which the Participant’s Post-2004 Plan Benefit will commence.

BB.                      The term “Year of Service” has the meaning provided in the Qualified Plan.

Section 4.  Administration.

A.                                This Plan shall be administered by the Committee, which shall administer it in a manner consistent with the administration of the Qualified Plan,

except that this Plan shall be administered as an unfunded plan that is not intended to meet the qualification requirements of Code Section 401(a).  The Committee’s decisions in all matters involving the interpretation and application of this Plan shall be final.  The Committee may act on its own behalf or through the actions of its duly authorized representative.

B.                                 The Committee shall be the final review committee under the Plan, with the authority to determine conclusively for all parties any and all questions arising from the administration of the Plan, and shall have sole and complete discretionary authority and control to manage the operation and administration of the Plan, including, but not limited to, the adoption of rules and procedures regarding the Plan and the determination of all questions relating to eligibility for participation and benefits, interpretation of all Plan provisions, determination of the amount and kind of benefits payable to any participant, spouse or beneficiary, and construction of disputed or doubtful terms.  Such decisions shall be conclusive and binding on all parties and not subject to further review.

C.                                 Claims Procedures.

(i)                                  Claims for Benefits.  Each person (including any Executive or Surviving Spouse) may file a claim with the Committee for any benefit to which that person believes he or she is entitled under this Plan, in accordance with procedures established by the Committee.  Generally, the Committee is required to decide each claim within ninety (90) days of the date on which the claim is filed.  If special circumstances require a longer period for adjudication, the Committee must notify the claimant in writing of the reasons for an extension of time, and the date by which the Committee will decide the claim, before the ninety (90) day period expires.  Extensions beyond ninety (90) days after the expiration of the initial ninety (90) day period are not permitted.  If the Committee does not notify the claimant of its decision to grant or deny a claim within the time specified by this Section, the claim will be deemed to have been denied and the appeal procedure described in paragraph (C)(iii) below will become available to the claimant.

(ii)                              Notice of Denial.  If the Committee denies a claim for benefits under the Plan, the claimant will receive a written notice that explains: (1) the specific reason for the denial, including specific reference to pertinent Plan provisions on which the denial is based; (2) any additional information or material necessary to perfect a claim, with an explanation of why such material is necessary, if any information would be helpful or appropriate to further consideration of the claim; and (3) the steps to be taken if the claimant wishes to appeal, including the time available for appeal.

(iii)                          Appeal of Denied Claims for Benefits.  Claimants must submit a written request appealing the denial of a claim within sixty (60) days after receipt of notice described by paragraph (C)(ii).  Claimants may review all pertinent documents, and submit issues and comments in writing.  The Committee will provide a full and fair review of all appeals from denial of a claim for benefits, and their decision will be final and binding.  The decision of the Committee ordinarily will be given within sixty (60) days after receipt of a written request for appeal, unless special circumstances require an extension (such as for a hearing).  If an extension of time for appeal is necessary, the claimant will receive written notice of the extension before the sixty (60) day period expires.  The decision may not be delayed beyond one-hundred twenty (120) days after receipt of the written request for appeal.  Notice of the decision on appeal will be provided in writing, and will explain the basis for the decision, including reference to applicable provisions of the Plan, in a manner calculated to be understood by the person who appealed the denial of a claim.

(iv)                          Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought unless and until the following steps have occurred: (1) the claimant has submitted a written application for benefits in accordance with paragraph (C)(i); (2) the claimant has been notified that the claim has been denied, as provided by paragraph (C)(ii); (3) the claimant has filed a written request appealing the denial in accordance with paragraph (C)(iii); and (4) the claimant has been notified in writing that the Committee has denied the claimant’s appeal, or the Committee has failed to act on the appeal within the time prescribed by paragraph (C)(iii).

(v)                              Legal Action for Benefits.  No legal action for benefits under the Plan may be brought more than one year after the time described in paragraph (C)(iv) above.

Section 5.  Eligibility.

A.                                Employees who are eligible for benefits under the Plan (“Participants”) are those Employees who are (i) participants in the Qualified Plan for whom the sum of (a) the rate of annual base salary for a particular year and (b) actual commissions received for the prior year equals or is greater than the annual compensation limit in effect under Code Section 401(a)(17), and (ii) who are designated by the Committee as Employees eligible to participate in the Plan.  If an Employee becomes a Participant in any calendar year, such Employee shall remain a Participant for all future calendar years.

B.                                 Effective July 1, 2010, notwithstanding any other provision of the Plan to the contrary, no person who is hired or rehired after June 30, 2010 shall thereafter participate in or accrue any benefit under the Plan.

C.                                 In no event shall an Employee who is not entitled to benefits under the Qualified Plan be eligible for a benefit under this Plan.

Section 6.  Amount of Benefit.

A.                                The benefits payable to a Participant under the Plan (the “Plan Benefit”) shall be equal to the excess, if any, of:

(i)                                  the benefits which would have been paid to such Participant under the Qualified Plan determined as if the provisions of the Qualified Plan were administered without regard to the limitations required by Code Sections 401(a)(17) and 415, and subject to Section 6.A.(iii);

over

(ii)                              the benefits which are payable to such Participant under the Qualified Plan.

(iii)                          For purposes of the Plan, “Compensation” means the total compensation taken into account under the Qualified Plan (without regard to the limitations of Code Section 401(a)(17) and the regulations thereunder).  A Participant’s Compensation under this Plan shall be subject to a maximum annual Compensation of $750,000; provided, however, that in the case of an Employee who was a Participant in the Plan as of December 31, 1995 and whose Compensation under the Plan for the 1995 calendar year exceeded $750,000, the Participant’s maximum annual Compensation for the 1996 calendar year and each subsequent calendar year shall be his or her Compensation under the Plan for the 1995 calendar year.  Notwithstanding the foregoing, for any Participant who is also a participant in the New Viacom Pension Plan and the New Viacom Excess Pension Plan after December 31, 2005, the maximum amount of Compensation under this Plan is limited to $375,000.

B.                                 In determining the benefit of any Participant who prior to January 1, 1996 was an employee of Paramount Communications Inc., such eligible Participant shall not be credited with any Benefit Service prior to January 1, 1996.

C.                                 Notwithstanding the foregoing:

(i)                                  The Plan Benefit of any Employee transferred during the period January 1, 2006 through June 30, 2010 who is retroactively deemed eligible to participate in this Plan shall be determined considering any retroactive service credited under the Qualified Plan for the period beginning on the date of the initial transfer through June 30, 2010, and shall be calculated thereafter as provided under the Plan.

(ii)                              The Plan Benefit for any Employee who commences participation in the Qualified Plan on August 15, 2010 and who satisfies the Plan’s eligibility requirements, shall be determined considering any retroactive service credited under the Qualified Plan for the period on and after January 1, 2006 through August 14, 2010 and shall be determined in accordance with Section 6.A, provided that if such Employee was a participant in the CBS Cash Balance Plan Document component of the CBS Combined Pension Plan (the “Cash Balance Plan”) at any time during the period between January 1, 2006 and August 14, 2010, the amount determined under Section 6.A.(i), prior to the application of any reductions due to the Employee’s Benefit Commencement Date preceding his or her Normal Retirement Date, shall be offset (but not less than zero) by the amount of such Employee’s benefit accrued under the Cash Balance Plan for such period, determined as if the provisions of the Cash Balance Plan were administered without regard to the limitations required by Code Sections 401(a)(17) and 415.  For purposes of clarity, the Cash Balance Plan benefit offset shall be expressed as a single life annuity payable at age 65, determined under Section 6.A.3 of the Cash Balance Plan in effect on August 14, 2010, utilizing a five-percent (5%) “Interest Rate” (as such term is defined in the Cash Balance Plan) and the Cash Balance Plan’s actuarial equivalence assumptions associated with an annuity starting date of August 1, 2010.

(iii)                          The Plan Benefit for any Employee who commences participation in the Qualified Plan on January 1, 2011 and who satisfies the Plan’s eligibility requirements, shall be determined considering any retroactive service credited under the Qualified Plan for the period on and after January 1, 2006 through December 31, 2010 and shall be determined in accordance with Section 6.A, provided that if such Employee was a participant in the Cash Balance Plan at any time during the period between January 1, 2006 and December 31, 2010, the amount determined under Section 6.A.(i), prior to the application of any reductions due to the Employee’s Benefit Commencement Date preceding his or her Normal Retirement Date, shall be offset (but not less than zero) by the amount of such Employee’s benefit accrued under the Cash Balance Plan for such period, determined as if the provisions of the Cash Balance Plan were administered without regard to the limitations required by Code Sections 401(a)(17) and 415.  For purposes of clarity, the Cash Balance Plan benefit offset shall be expressed as a single life annuity payable at age 65, determined under Section 6.A.3 of the Cash Balance Plan in effect on January 1, 2011, utilizing a five-percent (5%) “Interest Rate” (as such term is defined in the Cash Balance Plan) and the Cash Balance Plan’s actuarial equivalence assumptions associated with an annuity starting date of January 1, 2011.

D.        For purposes of clarity, a Participant’s Section 409A Grandfathered Benefit shall be paid to the Participant at the same time and in the same form as the Participant’s benefit under the Qualified Plan is paid.  The Participant’s Post-2004 Plan Benefit will be calculated as follows:

(i)                                  If the Participant’s Post-2004 Plan Benefit is payable at the same time as the Participant’s Section 409A Grandfathered Benefit, the Participant’s total Plan Benefit shall be determined as provided in Sections 6.A, 6.B and 6.C above.  The Participant’s Post-2004 Plan Benefit shall be equal to the Participant’s total Plan Benefit, less the Participant’s Section 409A Grandfathered Benefit (but not less than zero).

(ii)                              If the Participant’s Post-2004 Plan Benefit is not paid at the same time as the Participant’s Section 409A Grandfathered Benefit, the amount payable to the Participant as his or her Post-2004 Plan Benefit pursuant to this Part B of the Plan shall be equal to the Participant’s total Plan Benefit determined as provided in Sections 6.A, 6.B and 6.C above, less the Participant’s Section 409A Grandfathered Benefit (but not less than zero), subject to the following additional criteria:  both the Participant’s total Plan Benefit and Section 409A Grandfathered Benefit shall be determined as of the Benefit Commencement Date of the Participant’s Post-2004 Plan Benefit, regardless of the actual commencement date of the Participant’s said benefits.

Section 7.  Payment of Plan Benefit.

A.        Time of Payment.

(i)                                  General.  Subject to Subsections B, E and F of this Section 7, and except as provided in a Participant’s Transition Election, the Post-2004 Plan Benefit payable to a Participant shall commence as of the Participant’s Benefit Commencement Date, provided that the first payment may be made up to 90 days after the Benefit

Commencement Date.  If the first payment is made after the Participant’s Benefit Commencement Date, such first payment shall include any monthly payments that were due prior to such first payment.  Except as provided in Subsection B of this Section 7 or a Participant’s Transition Election, a Participant shall not have the right to designate the taxable year of any payment.

(ii)                              Special Rule for Separations Prior to January 1, 2009.  Subject to Subsections B, E and F of this Section 7, and except as provided in a Participant’s Transition Election, if a Participant who experienced a Separation from Service prior to January 1, 2009, has not reached age 55 prior to January 1, 2009 and has not commenced the payment of his or her Plan Benefit prior to January 1, 2009, the Benefit Commencement Date of his or her Post-2004 Plan Benefit shall be the first day of the month coincident with or next following his or her 55th birthday, and the first payment shall be made within 90 days of his or her Benefit Commencement Date.  Subject to Subsections B, E and F of this Section 7, and except as provided in a Participant’s Transition Election, if a Participant who experienced a Separation from Service prior to January 1, 2009, has not commenced the payment of his or her Plan Benefit prior to January 1, 2009, but has reached age 55 prior to January 1, 2009, the Benefit Commencement Date of his or her Post-2004 Plan Benefit shall be July 1, 2010, and the first payment shall be made within 90 days of his or her Benefit Commencement Date.  If the first payment under this Section 7.A.(ii) is made after the Participant’s Benefit Commencement Date, such first payment shall include any monthly payments that were due prior to such first payment.  Except as provided in Subsection B of this Section 7 or a Participant’s Transition Election, a Participant shall not have the right to designate the taxable year of any payment.

B.        Subsequent Payment Election.  A Participant may elect, on a written form (a “Subsequent Payment Election”) acceptable to the Committee, to change the time that Post-2004 Plan Benefit payments are to commence pursuant to Subsection A of this Section 7.  Any such election shall comply with the requirements of Treas. Reg. § 1.409A-2(b). Any Subsequent Payment Elections that satisfy the preceding requirements shall be irrevocable when made but may be superseded by one (but not more than one) Subsequent Payment Election that satisfies the requirements set forth above.

C.        Form of Payment.  The normal form of payment for a Participant’s Post-2004 Plan Benefit will be a Life Annuity (as described below), if the Participant is single, or a Joint and 50% Survivor Annuity (as described below), if the Participant is married or has a Same Sex Domestic Partner (with such spouse or Same Sex Domestic Partner deemed to be the joint annuitant).  In lieu of receiving the Post-2004 Plan Benefit in the normal form of payment, a Participant may elect, on a written form acceptable to the Committee and in accordance with procedures established by the Committee, to receive his or her Post-2004 Plan Benefit in any one of the following forms of payment (the “Optional Forms”), each of which are Actuarially Equivalent to the normal form of payment:

(i)                                  Life Annuity - a monthly benefit is paid to the Participant during his or her lifetime with no payment made after the Participant’s death.

(ii)                              Joint and 50% Survivor Annuity - a reduced monthly benefit is paid to the Participant during his or her lifetime. Following the Participant’s death, a joint annuitant selected by the Participant will receive monthly benefits equal to 50% of the monthly benefit that was payable to the Participant for the remainder of the joint annuitant’s lifetime.

(iii)                          Joint and 66-2/3% Survivor Annuity - a reduced monthly benefit is paid to the Participant during his or her lifetime. Following the Participant’s death, a joint annuitant selected by the Participant will receive monthly benefits equal to 66-2/3% of the monthly benefit that was payable to the Participant for the remainder of the joint annuitant’s lifetime.

(iv)                          Joint and 75% Survivor Annuity - a reduced monthly benefit is paid to the Participant during his or her lifetime. Following the Participant’s death, a joint annuitant selected by the Participant will receive monthly benefits equal to 75% of the monthly benefit that was payable to the Participant for the remainder of the joint annuitant’s lifetime.

(v)                              Joint and 100% Survivor Annuity - a reduced monthly benefit is paid to the Participant during his or her lifetime. Following the Participant’s death, a joint annuitant selected by the Participant will receive monthly benefits equal to 100% of the monthly benefit that was payable to the Participant for the remainder of the joint annuitant’s lifetime.

(vi)                          5-Year Certain Annuity - a reduced monthly benefit is paid to the Participant during his or her lifetime. If the Participant dies within the first 5 years of payment, the reduced benefit will continue to the Participant’s Beneficiary for the remainder of the 5-year term.

(vii)                      10-Year Certain Annuity - a reduced monthly benefit is paid to the Participant during his or her lifetime. If the Participant dies within the first 10 years of payment, the reduced benefit will continue to the Participant’s Beneficiary for the remainder of the 10-year term.

(viii)                  15-Year Certain Annuity - a reduced monthly benefit is paid to the Participant during his or her lifetime. If the Participant dies within the first 15 years of payment, the reduced benefit will continue to the Participant’s Beneficiary for the remainder of the 15-year term.

(ix)                          20-Year Certain Annuity - a reduced monthly benefit is paid to the Participant during his or her lifetime. If the Participant dies within the first 20 years of payment, the reduced benefit will continue to the Participant’s Beneficiary for the remainder of the 20-year term.

If a Participant elects an Optional Form that provides for payments to a joint annuitant or Beneficiary, such joint annuitant or Beneficiary shall be designated at the time the Participant elects such Optional Form.

D.        Small Payment Cash-Out.  Notwithstanding any provision of the Plan to the contrary, if on a Participant’s Benefit Commencement Date, the Actuarially Equivalent lump sum present value of the Participant’s Post-2004 Plan Benefit and the Participant’s post-2004 benefits under any other plans with respect to which deferrals of compensation are treated as having been Deferred under a single nonqualified deferred compensation plan with the Plan under Treas. Reg. § 1.409A-l(c)(2) (the “Aggregate Benefit”) is less than $10,000, the Participant’s entire Aggregate Benefit will be paid in such lump sum on the date the Participant’s Post-2004 Plan Benefit was otherwise scheduled to commence.

E.         Delayed Payments for Specified Employees.  Notwithstanding any provision of this Plan to the contrary, if a Participant is a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Code Section 409A, on the date the Participant incurs a Separation from Service and if any portion of the payments or benefits to be received by the Participant upon Separation from Service would constitute a “deferral of compensation” subject to Code Section 409A, then to the extent necessary to comply with Code Section 409A, amounts that would otherwise be payable pursuant to Part B of this Plan during the six-month period immediately following the Participant’s Separation from Service will instead be paid on the earlier of (i) the first business day of the seventh calendar month after the date of the Participant’s Separation from Service, or (ii) the Participant’s death. Any benefit payments delayed because of the preceding sentence shall be paid in a lump sum on the date described in the preceding sentence.  Any benefit payments that are scheduled to be paid more than six months after such Participant’s Separation from Service shall not be delayed and shall be paid in accordance with the schedule prescribed by Subsections A and B of this Section 7.

F.         Payments Upon Death.

(i)         Prior to Benefit Commencement Date.  In the event that a Participant dies prior to his or her Benefit Commencement Date, and is married or has a Same Sex Domestic Partner, a benefit (the “Pre-Retirement Death Benefit”) will be payable to his or her Beneficiary pursuant to the following provisions of this clause (i).

(A)                          Amount of Pre-Retirement Death Benefit.  The Pre-Retirement Death Benefit payable to a Beneficiary under the Plan shall be calculated as of the first day of the month immediately following the Participant’s date of death and shall be equal to the excess, if any, of:

(1)                              the benefit which would have been paid to such Beneficiary under the Qualified Plan determined as if the provisions of the Qualified Plan were administered without regard to the limitations required by Code Sections 401(a)(17) and 415, and subject to Sections 6.A.(iii), 6.B and 6.C;

over

(2)                              the benefit which is payable to such Beneficiary under the Qualified Plan; and

to the extent necessary, reduced on the basis of Actuarially Equivalent factors for each year (and/or each full or partial month) in the period between the first day of the month immediately following the Participant’s date of death and the date the Participant would have attained age 55, if he or she had lived to such point in time.

(B)                           For purposes of clarity, a Beneficiary’s Section 409A Grandfathered Benefit shall be paid to the Beneficiary at the same time and in the same form as the Beneficiary’s benefit under the Qualified Plan is paid. The Beneficiary’s Post-2004 Plan Benefit will be calculated as follows:

(1)                              If the Beneficiary’s Post-2004 Plan Benefit is payable at the same time as the Beneficiary’s Section 409A Grandfathered Benefit, the Beneficiary’s total Plan Benefit shall be determined as provided in Section 7.F.(i).(A) above. The Beneficiary’s Post-2004 Plan Benefit shall be equal to the Beneficiary’s total Plan Benefit, less the

Beneficiary’s Section 409A Grandfathered Benefit (but not less than zero).

(2)                              If the Beneficiary’s Post-2004 Plan Benefit is not paid at the same time as the Beneficiary’s Section 409A Grandfathered Benefit, the amount payable to the Beneficiary as his or her Post-2004 Plan Benefit pursuant to this Part B of the Plan shall be equal to the Beneficiary’s total Plan Benefit determined as provided in Sections 7.F.(i).(A) above, less the Beneficiary’s Section 409A Grandfathered Benefit (but not less than zero), subject to the following additional criteria:  both the Beneficiary’s total Plan Benefit and Section 409A Grandfathered Benefit shall be determined as of the benefit commencement date of the Beneficiary’s Post-2004 Plan Benefit, regardless of the actual commencement date of the Beneficiary’s said benefits.

(C)                           Time and Form of Payment.  The Pre-Retirement Death Benefit shall be paid to the Participant’s Beneficiary in an Actuarially Equivalent single lump sum payment within 90 days after the first day of the month immediately following the Participant’s date of death.

(ii)                              On or After Benefit Commencement Date.  In the event a Participant dies on or after his or her Benefit Commencement Date, Post-2004 Plan Benefits shall continue to a joint annuitant or Beneficiary only if provided pursuant to the Optional Form under which the Participant was receiving benefit payments in accordance with this Section 7; provided, however, that if the Participant’s Beneficiary is a trust or other entity, the present value of any Post-2004 Plan Benefits required to be paid to the Beneficiary following the Participant’s death pursuant to the Optional Form under which the Participant was receiving benefit payments in accordance with this Section 7 shall be paid to the Beneficiary in an Actuarially Equivalent single lump sum payment within 90 days after the first day of the month immediately following the Participant’s date of death.

Section 8.  Employees’ Rights.

An Employee’s rights under this Plan, including his or her rights to vested benefits, shall be the same as his rights under the Qualified Plan, except that he or she shall not be entitled to any payments under the Qualified Plan or from any other qualified plan (or related trust) on the basis of any benefits to which he or she may be entitled under Part B of this Plan. Benefits under Part B of this Plan shall be payable from the general assets of the Company.

Section 9.  Amendment and Discontinuance.

The Company expects to continue this Plan indefinitely.  However, the Board of Directors shall have the right to amend, suspend or terminate the Plan at any time, if, in its sole judgment, such a change is deemed necessary or desirable.  The Committee shall have the right to amend the Plan at any time, unless provided otherwise in the Company’s governing documents.  Notwithstanding anything in the Plan to the contrary, in the event of a termination of the Plan, the Committee, in its sole and absolute discretion, shall have the right to change the time and form of distribution of Participants’ Post-2004 Plan Benefits, including requiring that the Actuarial Equivalent of Post-2004 Plan Benefits be immediately distributed in the form of a lump sum payment; provided, however, that no such change in the time or form of payment shall cause the Plan to fail to comply with Section 7.E above with respect to specified employees, or to fail to comply with the requirements of Code Section 409A.

However, if the Board of Directors or the Committee should amend the Plan, or if the Board of Directors should suspend or terminate the Plan, the Company shall only be liable for any benefits accrued under this Plan as of the date of such action, to the extent they would not be payable under the Qualified Plan as of the date the Participant’s Plan Benefit commences.

Section 10.  Code Section 409A.

To the extent applicable, it is intended that Part B of this Plan comply with the provisions of Code Section 409A.  References to Code Section 409A shall include any proposed, temporary or final regulation, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.  This Plan shall be administered and interpreted in a manner consistent with this intent.  If any provision of this Plan is susceptible of two interpretations, one of which results in the compliance of the Plan with Code Section 409A and the applicable Treasury Regulations, and one of which does not, then the provision shall be given the interpretation that results in compliance with Code Section 409A and the applicable Treasury Regulations.  Notwithstanding the foregoing or any other provision of this Plan to the contrary, neither the Company nor any of its subsidiaries or affiliates shall be deemed to guarantee any particular tax result for any Participant, spouse, Same Sex Domestic Partner or beneficiary with respect to any payments provided hereunder.

Section 11.  Nonassignability of Benefits.

Except as otherwise required by law, neither any benefit payable hereunder nor the right to receive any future benefit under this Plan may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits under this Plan becomes bankrupt, the interest under this Plan of the person affected may be terminated by the Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.

Section 12.  Payments to Minors and Incompetents.

On submission of satisfactory proof, if a Participant or Beneficiary entitled to receive any benefits hereunder (a) is a minor, benefits will be paid to (i) a custodial parent, (ii) another person authorized to act on behalf of such minor under state law, or (iii) the custodian for such minor under the Uniform Transfer to Minors Act, if permitted by the laws of the state in which such minor resides; or (b) is adjudged by a court of competent jurisdiction to be legally incapable of giving valid receipt and discharge for such benefits, benefits will be paid to (i) a person holding a power of attorney for such incompetent person or (ii) a person otherwise authorized to act on behalf of such incompetent person under state law.  Payment of benefits pursuant to this Section 12 shall fully discharge the Committee and the Company from any further liability.

Section 13.  Funding.

The Plan shall be maintained as an unfunded plan which is not intended to meet the qualification requirements of Code Section 401.  Establishment of the Plan will not create, in favor of any Participant, any right or lien in or against any of the assets of the Company.  Payments under the Plan shall be made in cash from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure the payment of benefits hereunder.  Nothing in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and any Participant or any other person, and the Company’s promise to make payments hereunder shall at all times remain unfunded as to any Participant.

Section 14.  Applicable Law.

All questions pertaining to the construction, validity, and effect of this Plan shall be determined in accordance with the laws of the State of New York, to the extent not pre-empted by Federal law.

Section 15.  Limitation of Rights.

This Plan is a voluntary undertaking on the part of the Company. Neither the establishment of the Plan nor the payment of any benefits hereunder, nor any action of the Company, the Committee, or its designee shall be held or construed to be a contract of employment between the Company and any Participant, or to confer upon any person any legal right to be continued in the employ of the Company.  The Company expressly reserves the right to discharge, discipline, or otherwise terminate the employment of any

Participant at any time. Participation in this Plan gives no right or claim to any benefits beyond those which are expressly provided herein and all rights and claims hereunder are limited as set forth in this Plan.

Section 16.  Severability.

In the event any provision of this Plan shall be held illegal or invalid, or would serve to invalidate the Plan, that provision shall be deemed to be null and void, and the Plan shall be construed as if it did not contain that provision.

Section 17.  Creditors’ Claims.

Unless otherwise determined by the Committee, any assets purchased by the Company to provide benefits under this Plan shall at all times remain subject to the claims of general creditors of the Company and any Participant or spouse, Same Sex Domestic Partner or beneficiary of a Participant has only an unsecured promise to pay benefits.

Section 18.  Headings, Gender and Number.

The headings to the Articles and Sections of this Plan are inserted for reference only, and are not to be taken as limiting or extending the provisions hereof. Unless the context clearly indicates to the contrary, in interpreting this Plan, the masculine shall include the feminine, and the singular shall include the plural.

Section 19.  Binding Effect and Release.

All persons accepting benefits under this Plan shall be deemed to have consented to the terms of this Plan.  Any payment or distribution to any person entitled to benefits under the Plan shall be in full satisfaction of all claims with respect to such payment or distribution against the Plan, the Committee or its designee and the Company arising by virtue of this Plan.